UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



         DATE OF REPORT:              September 26, 1997

                            (Date of the earliest event reported)




                       SYKES ENTERPRISES, INCORPORATED
         (Exact name of Registrant as specified in its charter)





          Florida               0-28274             56-1383460
   (State or other juris-     (Commission        (I.R.S. Employer
    diction of incorporation)  File Number)   Identification Number)




      100 North Tampa Street, Suite 3900
                Tampa, Florida                            33602-5089
   (Address of principal executive offices)               (Zip Code)



                             813-274-1000
       Registrant's telephone number, including area code

   ITEM 5. OTHER EVENTS

   On September 26, 1997, Sykes Enterprises, Incorporated ("Sykes" or the "Company") acquired, through its wholly owned German subsidiary Sykes Enterprises GmbH ("Sykes Germany"), all of the outstanding equity interests of TAS Telemarketing Gesellschaft Fur Kommunikation und Dialog mbH, a limited liability company organized under the laws of the Federal Republic of Germany ("TAS I"), pursuant to an Acquisition Agreement dated September 19, 1997 among the Company, Sykes Germany and Alfons Bromkamp and Christian Frohlich, the shareholders of TAS I (collectively, the "TAS I Sellers"). In exchange for their shares of TAS I, the Sellers received a total of 400,000 unregistered shares of the Company's common stock, $.01 par value per share ("Common Stock").

   Also on September 26, 1997, the Company acquired, through Sykes Germany, all of the outstanding equity interests of TAS Hedi Fabinyi GmbH Telemarketing und Kommunikationskonzepte, a limited company organized under the laws of the Federal Republic of Germany ("TAS II"), pursuant to an Acquisition Agreement dated September 25, 1997 among the Company, Sykes Germany and Hedi Fabinyi, the sole shareholder of TAS II (the "TAS II Seller" and, collectively with the TAS I Sellers, the "Sellers"). In exchange for her TAS II shares, the TAS II Seller received 180,000 unregistered shares of Common Stock.

   The amount of consideration paid to the Sellers was determined through arms length negotiations with the Sellers on the basis of TAS I and TAS II as going concerns, and by strategic considerations. As part of the transactions, the Sellers received certain registration rights with respect to fifty percent of their Common Stock.

   TAS I and TAS II are based in Bochum, Germany and Stuttgart, Germany, respectively. The companies provide technical call center support and customer care services, database development, consulting and training services on a "for hire" basis to customers in Germany and surrounding countries. TAS I and TAS II will continue their present operations as operating subsidiaries of Sykes Germany.

   These combinations were accounted for utilizing the pooling-of-interests method of accounting. Sykes has previously filed its Form 10-Q for the nine months ended September 28, 1997 which reflected the TAS I and TAS II transactions on a restated basis. Accordingly, the accompanying consolidated Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Consolidated Financial Statements as of December 1995 and 1996 and for the year ended July 31, 1994, the five months ended December 31, 1994, and for the years ended December 31, 1995 and 1996 have been restated to give retroactive effect to the combination with TAS I and TAS II and include the combined operations of Sykes, TAS I and TAS II for all periods presented.

   ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

   (a)  Financial statements of business acquired.
                       Not applicable

   (b)  Pro Forma financial information
                       Not applicable

   (c)  Exhibits

   2.1 Acquisition Agreement, dated September 19, 1997, by and among the holders of all of the capital interests of TAS Telemarketing Gesellschaft Fur Kommunikation und Dialog mbH, Sykes Enterprises, GmbH, and Sykes Enterprises, Incorporated. The schedules and exhibits to this document are not being filed herewith. Sykes Enterprises, Incorporated agrees to furnish supplementary copies of such schedules and exhibits to the Securities and Exchange Commission upon request. (filed herewith)

   2.2 Acquisition Agreement, dated September 25, 1997, by and among the holders of all of the capital interests of TAS Hedi Fabinyi GmbH, Sykes Enterprises, GmbH, and Sykes Enterprises, Incorporated. The schedules and exhibits to this document are not being filed herewith. Sykes Enterprises, Incorporated agrees to furnish supplementary copies of such schedules and exhibits to the Securities and Exchange Commission upon request. (filed herewith)

   23.1 Consent of Coopers & Lybrand L.L.P.

   27.1 Financial Data Schedule (for SEC use only).

                                  SIGNATURES


   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      SYKES ENTERPRISES, INCORPORATED



                                      By:/s/ Scott J. Bendert
                                         Scott J. Bendert
                                         Senior Vice President-Finance
                                          and Treasurer


   Date: February 11, 1998

                          SYKES ENTERPRISES, INCORPORATED

                      INDEX TO RESTATED FINANCIAL STATEMENTS


                                                              Page Number

     Selected Financial Data....................................    5
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations.......................    6
     Report of Independent Accountants..........................   12
     Consolidated Financial Statements..........................   13
     Notes to Consolidated Financial Statements.................   17

                    SYKES ENTERPRISES, INCORPORATED

   Selected Financial Data

   The following selected financial data has been derived from the Company's consolidated financial statements. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and related notes.

                           Year Ended    Year Ended    Year Ended   5 Months Ended    Year Ended      Year Ended

                            July 31,      July 31,      July 31,     December 31,     December 31,    December 31,
                              1992          1993          1994           1994             1995            1996
   ----------------------------------------------------------------------------------------------------------------
                                           (in thousands, except per share amounts)

   Statement of Income Data:

   Revenue                  $62,814       $76,379       $79,752         $41,420        $107,894        $160,011
   Income from
    operations                2,563         1,865         1,518           1,624           4,593          13,325
   Net income(1)              1,515           339           428             510           1,821           8,563

   Per Share Data:

   Net income(1)              $0.05         $0.00         $0.02           $0.02           $0.07           $0.26






                            July 31,      July 31,      July 31,     December 31,      December 31,    December 31,
                              1992          1993          1994           1994              1995            1996
   ----------------------------------------------------------------------------------------------------------------
                                           (in thousands, except per share amounts)


   Balance Sheet Data:

   Working capital          $ 7,570       $ 4,611       $ 4,655        $ 6,442           $    271        $110,333
   Total assets              22,971        23,251        30,001         38,643             56,577         178,526
   Long term debt, less
    current maturities        2,517         2,967         5,546          8,920              9,584           1,567
   Shareholder's equity       7,302         7,257         8,964          9,760             12,375         137,087



   ________________

   (1) Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following should be read in conjunction with the Consolidated Financial Statements, including the notes thereto. The Company completed business combinations with TAS Telemarketing Gesellschaft fur Kommunications mbH ("TAS I") and TAS Hedi Fabinyi GmbH on September 26, 1997. These combinations were accounted for utilizing the pooling-of-interests method of accounting. Effective August 1, 1994, the Company changed its fiscal year end from July 31 to December 31. The following discussion compares the twelve months ended December 31, 1996 ("1996") to the twelve months ended December 31, 1995 ("1995"), and 1995 to the twelve months ended December 31, 1994 ("1994"). See Note 16 of Notes to Consolidated Financial Statements for the corresponding selected consolidated financial data. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results reflected in these forward-looking statements, as a result of certain of the factors set forth below and elsewhere in this analysis.

   Overview

        The Company derives its revenues from providing information technology ("IT") support services and information technology development services and solutions. Revenues from information technology support services provided through the IT call centers and the sale of diagnostic software are recognized as services are rendered. These services are billed on a fee per call, rate per minute, time and material or unit basis. Information technology development services and solutions usually are billed on a time and material basis, generally by the hour, and revenues generally are recognized as the services are provided. Software licensing fees are recognized as revenue when the related software is delivered. Revenues from fixed price contracts, generally with terms of less than one year, are recognized using the percentage-of-completion method. Most of the Company's revenues are derived from non-fixed price contracts. The Company has not experienced material losses due to fixed price contracts and does not anticipate a significant increase in revenues derived from such contracts in the future. Revenues from these information technology services have increased significantly from $77.9 million in 1994 to $159.6 million in 1996.

        In 1993, in an effort to capitalize on a trend toward the outsourcing of information technology services, the Company began providing information technology support services through the opening of IT call centers while phasing out its non-information technology services. Revenues from these services decreased $5.0 million from 1994 to 1995 and decreased $4.1 million from 1995 to 1996. The phase-out of these services was substantially completed in 1995.

        Direct salaries and related costs includes direct personnel compensation, statutory and other benefits associated with such personnel and other direct costs associated with providing services to customers. General and administrative expenses include administrative, sales and marketing, occupancy and other indirect costs. General and administrative costs incurred in opening new IT call centers are expensed when incurred. Interest and other income (expense) consists primarily of interest expense and foreign currency transaction gains and losses. Foreign currency transaction gains and losses generally result from exchange rate fluctuations on intercompany transactions.

        Grants from local or state governments for the acquisition of property and equipment are deferred and recognized as income over the corresponding useful lives of the related property and equipment. The deferred grants, net of amortization, totaled $6.8 million and $11.7 million at December 31, 1995 and 1996, respectively.

        The Company's effective tax rate for the periods presented reflects the effects of foreign taxes, net of foreign income not taxed in the United States, nondeductible expenses for income tax purposes and the provision of potential additional income tax liability resulting from an Internal Revenue Service examination currently being conducted. The Company believes its reserves for any liability that may result from this examination are adequate.

   Results of Operations

        The following table sets forth for the periods indicated the percentage of revenues represented by certain items reflected in the Company's statements of income:

   Percentage of Revenues                Years Ended December 31,
   ----------------------                ------------------------
                                          1994     1995     1996
                                          ----     ----     ----

   Revenues                              100.0%   100.0%   100.0%
   Direct salaries and related costs      65.1     62.6     59.3
   General and administrative(1)          31.4     33.2     32.4
                                         -----    -----    -----
    Income from operations                 3.5      4.3      8.3
   Interest and other income (expense)    (0.5)    (0.8)     0.4
                                         -----    -----    -----
    Income before income taxes             3.0      3.5      8.7
   Provision for income taxes(2)           1.5      1.8      3.3
                                         -----    -----    -----
    Net income(1)(2)                       1.5%     1.7%     5.4%
                                         =====    =====    =====

   ________________

   (1) Includes non-cash compensation expense of 0.9% related to the grant of stock options to an executive officer in 1995.

   (2) Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods. See Note 15 of Notes to Consolidated Financial Statements.

   1996 Compared to 1995

        Revenues. Revenues increased $52.1 million, or 48.3%, to $160.0 million in 1996 from $107.9 million in 1995. These results reflect an increase in revenues of $48.4 million from information technology support services provided through IT call centers and an increase in revenues of $7.8 million from information technology services and solutions, partially offset by a $4.1 million reduction in revenues from non-information technology services that were substantially phased out in 1995.

        The increase in information technology support services revenues was primarily attributable to an increase in the number of IT call centers providing services throughout the period, the addition of several significant customers since 1995 and the resultant increase in call volumes from clients. During the fourth quarter of 1995, the Company opened two new IT call centers which were fully operational throughout 1996, and opened three additional centers in 1996. In addition, the Company has added 36 customers in its information technology support services since the beginning of 1995, giving it 58 customers that utilized these services as of December 31, 1996. The increase in revenues for information technology services and solutions was primarily attributable to the increase in hours billed to customers for professional services when compared to the prior period.

        Direct Salaries and Related Costs. Direct salaries and related costs increased $27.3 million, or 40.4%, to $94.8 million in 1996 from $67.5 million in 1995. As a percentage of revenues, however, direct salaries and related costs decreased to 59.3% in 1996 from 62.6% in the comparable 1995 year. The increase in the amount of direct salaries and related costs was attributable to the addition of personnel to support revenue growth. The decrease as a percentage of revenues resulted from economies of scale associated with spreading costs over a larger revenue base and the continued change in the Company's mix of business reflecting the growth of information technology support services as a percentage of consolidated results.

        General and Administrative. General and administrative expenses increased 45.0% to $51.9 million in 1996 from $35.8 million in 1995. As a percentage of revenues, however, general and administrative expenses decreased to 32.4% in 1996 from 33.2% in 1995. The increase in the amount of general and administrative expenses was primarily attributable to the addition of management and administrative personnel to support the Company's growth and depreciation expenses associated with facility and capital equipment expenditures incurred in connection with the IT call centers.

        Interest and Other Income. Interest and other income increased to $649,000 during 1996 from interest and other expense of $786,000 during 1995. As a percentage of revenues, interest and other income was 0.4% in 1996 from interest and other expense of 0.8% in 1995. The increase was primarily attributable to an increase in the Company's cash position as a result of public offerings completed during 1996. The Company repaid all amounts outstanding under bank borrowing arrangements and invested the remaining net proceeds of the offerings in short term investment grade securities and money market instruments.

        Income Taxes. Income taxes increased $3.4 million, or 170.0%, to $5.4 million during 1996 from $2.0 million during 1995, and increased as a percentage of revenues to 3.3% from 1.8%, respectively. This increase was attributable to the significant increase in the amount of income before income taxes and in income before income taxes as a percentage of revenues. However, the Company's marginal tax rate decreased to 38.4% during 1996 primarily as a result of nondeductible expenses being a lower percentage of the larger income before income taxes and tax-exempt interest income.

        Net Income. As a result of the foregoing, net income increased to $8.6 million in 1996 from $1.8 million in 1995.

   1995 Compared to 1994

        Revenues. Revenues increased $20.5 million, or 23.4%, to $107.9 million in 1995 from $87.4 million in 1994. These results reflect an increase in revenues of $24.8 million from information technology support services provided through IT call centers and an increase in revenues of $0.7 million from information technology services and solutions. These increases were partially offset by a $5.0 million reduction in revenues from the non-information technology services that were substantially phased out in 1995.

        The increase in information technology support services revenues was primarily attributable to an increase in the number of IT call centers providing services throughout the year, the addition of several significant customers and the resultant increase in call volumes from clients. During the fourth quarter of 1995, the Company opened two new IT call centers in addition to the four opened during 1994, all four of which were fully operational throughout 1995. In addition, the Company added 27 customers for its information technology support services during 1995, giving it 49 customers that utilized these services as of December 31, 1995. The increase in revenues for information technology services and solutions was primarily attributable to the increase in hours billed to customers for professional services when compared to the prior year.

        Direct Salaries and Related Costs. Direct salaries and related costs increased 18.5% to $67.5 million in 1995 from $56.9 million in 1994. As a percentage of revenues, however, direct salaries and related costs decreased to 62.6% in 1995 from 65.1% in 1994. The increase in the amount of direct salaries and related costs was attributable to the addition of personnel to support revenue growth. The decrease as a percentage of revenues resulted from economies of scale associated with spreading costs over a larger revenue base.

        General and Administrative. General and administrative expenses increased 30.4% to $35.8 million in 1995 from $27.5 million in 1994. As a percentage of revenues, general and administrative expenses increased to 33.2% in 1995 from 31.4% in 1994. The increase in the amount of general and administrative expenses was primarily attributable to the addition of management and administrative personnel to support the Company's growth and depreciation expense associated with facility and capital equipment expenditures incurred in connection with the IT call centers. The increase also was attributable to a non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in 1995.

        Interest and Other Expense. Interest and other expense increased 94.8% to $786,000 in 1995 from $403,000 in 1994, and increased as a percentage of revenues to 0.7% from 0.5% respectively. The increase was primarily attributable to an increase in the Company's borrowings and increased rates of interest on such borrowings during 1995. The Company's borrowings increased to $13.7 million at December 31, 1995 from $11.1 million at December 31, 1994, primarily as a result of capital expenditures required for the IT call centers.

        Income Taxes. Income taxes increased $0.7 million, or 49.3%, to $2.0 million during 1995 from $1.3 million in 1994, and increased as a percentage of revenues to 1.8% from 1.5%, respectively. This increase was attributable to the significant increase in the amount of income before income taxes and in income before income taxes as a percentage of revenues. In addition, the Company's marginal tax rate increased to 52.2% in 1995 primarily as a result of nondeductible expenses being a higher percentage of the larger income before income taxes.

        Net Income. As a result of the foregoing, net income increased to $1.8 million in 1995 from $1.3 million in 1994.

   Quarterly Results

        The following information presents unaudited quarterly operating results for the Company for 1995 and 1996. The data has been prepared by the Company on a basis consistent with the Consolidated Financial Statements included elsewhere in this Form 10-K, and include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation thereof. These operating results are not necessarily indicative of the Company's future performance.

                                             Quarter Ended
                                             -------------
                         4/2/95    7/2/95    10/1/95    12/31/95    3/31/96    6/30/96    9/29/96    12/31/96
                         ------    ------    -------    --------    -------    -------    -------    --------
                                        (In thousands, except per share data)

   Revenues              $22,273   $25,271   $26,696    $33,654     $34,716    $36,228    $40,656    $48,411
   Direct salaries
    and related costs     14,556    16,383    15,769     20,784      20,006     21,337     24,437     29,050
   General and
    administrative(1)      7,242     7,993     8,845     11,728      11,636     11,675     12,452     16,093
   Income from
    operations               475       895     2,082      1,142       3,074      3,216      3,767      3,268
   Interest and
    other income
    (expense)               (113)     (248)     (255)      (170)       (312)       100        282        579
   Income before
    income taxes             362       647     1,827        972       2,762      3,316      4,049      3,847
   Provision for
    income taxes(2)          189       371       850        577         945      1,428      1,494      1,497
                          ------    ------    ------     ------      ------     ------     ------     ------
     Net income(2)       $   173   $   276   $   977    $   395     $ 1,817    $ 1,888    $ 2,555    $ 2,350
                          ======    ======    ======     ======      ======     ======     ======     ======
   Net income per
    share(2)             $  0.01   $  0.01   $  0.04    $  0.01     $  0.07    $  0.06    $  0.08    $  0.07
                          ======    ======    ======     ======      ======     ======     ======     ======
   Weighted average
    shares outstanding    27,791    27,791    27,791     27,791      27,791     30,705     34,014     35,714


   ________________

   (1) Includes non-cash compensation expense of $949,960 related to the grant of stock options to an executive officer in the quarter ended December 31, 1995. Excluding the effect of such expense, income from operations, income before income taxes, and net income for the quarter ended December 31, 1995 would have been $2.1 million, $1.9 million and $0.9 million, respectively, and net income per share would have been $0.03.

   (2) Adjusted as if an affiliate of the Company included in the consolidated financial statements, which was an S corporation for federal income tax purposes, were subject to income taxes for all periods presented, based on the tax laws in effect during the respective periods. See Note 15 of Notes to Consolidated Financial Statements.


   Liquidity and Capital Resources

        The Company's primary sources of liquidity are equity offerings, cash flows from operations and available borrowings under its credit facility. The net proceeds to the Company of $39.7 million from its April 1996 initial public offering were used to repay debt and make capital expenditures. In November 1996, the Company received proceeds, net of offering expenses, of $71.5 million from the sale of approximately 2.4 million shares of common stock pursuant to a secondary offering. The Company intends to utilize these proceeds and the balance of the funds available from the initial public offering to make additional capital expenditures associated primarily with its technical support services as identified above, and for working capital and general corporate purposes, including possible acquisitions. Pending any such use, the Company will invest the balance of such funds in short-term, investment grade securities or money market instruments.

        In December 1995, the Company entered into a $20.0 million credit facility. This facility consisted of a revolving line of credit of $12.0 million and an $8.0 million term loan maturing in May 1997. In addition, in 1994 the Company obtained a $1.3 million loan to construct one of the IT call centers. The Company used approximately $16.7 million of the net proceeds of its April 1996 initial public offering to repay all amounts outstanding under the Company's bank borrowings, and no bank borrowings are currently outstanding. Subsequent to the 1996 year end, the Company entered into an agreement replacing its previous credit line with an unsecured revolving $25.0 million facility. This new facility accrues borrowings at tiered levels between 125 and 200 basis points above listed Libor pursuant to a defined ratio calculation within the agreement. The facility matures in June 1998, and contains certain covenants associated with tangible net worth, debt and debt funding as defined by the agreement.

        During 1996, a subsidiary of the Company entered into a $2.0 million and a $1.25 million credit facility. These facilities consisted of a revolving line of credit maturing in November 1997. Both of these credit facilities were canceled subsequent to December 31, 1996.

        During 1996, the Company generated approximately $1.3 million from operating activities, resulting primarily from an increase in the Company's accounts receivable associated with continued growth and resultant effects in mix of business, and a decrease in accounts payable, primarily in the first calendar quarter of 1996, from the payment of uncommonly large fourth quarter 1995 purchases. The Company has used a portion of its proceeds from its initial public offering, together with $5.3 million received as incentive grants from local and state governmental agencies, to fund $20.9 million of capital expenditures in 1996 predominantly to construct and outfit three new IT call centers. As a result of the Company's continued expansion, it is anticipated that 1997 capital expenditures will be approximately $19.0 million, primarily for completing additional IT call centers. Each IT call center requires approximately $2.0 million to construct and approximately $5.0 million of capital expenditures to complete the build-out and equip the center.

        During 1996, the Company increased its European technical support presence and acquired additional sophisticated information technology capabilities to enhance its technical support services through the acquisitions of Datasvar Support AB and Diagsoft, Inc. ("the acquisitions"). The purchase price for the acquisitions was approximately 1,383,000 shares of the Company's common stock, and were accounted for using the pooling-of-interests method of accounting.

        Subsequent to December 31, 1996, the Company acquired Info Systems of North Carolina, Inc. and Telcare Gesellschaft fur Telekommunikations-Mehrwertdieste mbH, TAS Telemarketing Gesellschaft fur Kommunikations und Dialog mbH and TAS Hedi Fabinyi GmbH. The aggregate purchase price for these acquisitions was approximately 2,480,000 shares of the Company's common stock, and were accounted for using the pooling-of-interests method of accounting.

        During 1995, the Company generated $7.5 million in cash from operations. The cash generated during 1995, together with $2.5 million in net borrowings and $2.6 million received as incentive grants from local and state governmental agencies in connection with additional IT call centers, was used to fund $15.5 million of capital expenditures during 1995. Capital expenditures, which consisted primarily of construction of facilities, information technology, telecommunications equipment and computer systems, and furniture and fixtures, were made to support the continued growth and expansion of the IT call centers.

        The Company believes that the net proceeds from its secondary offering, combined with available amounts of cash, accessible funds under its credit facilities and cash flows from operations, will be adequate to meet its capital requirements for the foreseeable future.

                      REPORT OF INDEPENDENT ACCOUNTANTS


   To the Board of Directors and Stockholders of Sykes Enterprises, Incorporated


   We have audited the accompanying consolidated balance sheets of Sykes Enterprises, Incorporated and subsidiaries as of December 31, 1995 and December 31, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended July 31, 1994, the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996. We have also audited the financial statement schedule on page 34 of this Form 8-K. These financial statements and financial statement schedule are the responsibility of the Company's management.
   Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sykes Enterprises, Incorporated and subsidiaries as of December 31, 1995 and 1996 and the consolidated results of their operations and their cash flows for the year ended July 31, 1994, the five months ended December 31, 1994, and the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                           Coopers & Lybrand L.L.P.


   Tampa, Florida
   February 11, 1998

                         SYKES ENTERPRISES, INCORPORATED
                           CONSOLIDATED BALANCE SHEETS

                                                                     December 31,     December 31,
                                                                         1995             1996
                                                                     ------------     ------------
   ASSETS
   Current assets
    Cash and cash equivalents...................................     $  2,972,008    $  89,995,036
    Receivables, including unbilled.............................       23,240,139       42,747,997
    Prepaid expenses and other current assets...................        1,925,739        2,328,943
                                                                      -----------      -----------

     Total current assets.......................................       28,137,886      135,071,976

   Property and equipment, net..................................       26,824,638       41,428,511

   Deferred charges and other assets............................        1,614,005        2,025,759
                                                                      -----------      -----------

                                                                     $ 56,576,529     $178,526,246
                                                                      ===========      ===========

   LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities
    Current installments of long-term debt......................     $  4,071,207     $   1,776,724
    Accounts payable............................................        8,261,179         7,943,990
    Accrued employee compensation and benefits..................        7,349,467         9,633,846
    Deferred income taxes.......................................        3,478,230           -
    Other accrued expenses and current liabilities..............        4,706,375         5,384,268
                                                                      -----------      ------------

     Total current liabilities..................................       27,866,458        24,738,828

   Long-term debt...............................................        9,583,528         1,566,706

   Deferred income taxes........................................          -               3,464,045

   Deferred grants..............................................        6,751,782        11,669,273

   Commitments and contingencies (Notes 2, 9 and 17)                      -                 -


   Shareholders' equity
    Preferred stock, $0.01 par value, 10,000,000 shares
     authorized; no shares issued and outstanding...............          -                 -
    Common stock, $.01 par value; 200,000,000 shares authorized;
     23,662,394 and 35,320,392 issued and outstanding...........          236,624           353,204
    Additional paid-in capital..................................        3,326,689       124,915,912
    Retained earnings...........................................        9,991,759        11,827,138
    Unearned compensation.......................................       (1,338,041)          -
    Accumulated foreign currency translation adjustments........          157,730            (8,860)
                                                                      -----------      ------------

     Total shareholders' equity.................................       12,374,761       137,087,394
                                                                      -----------      ------------

                                                                     $ 56,576,529     $ 178,526,246
                                                                      ===========      ============



       See accompanying notes to consolidated financial statements

                         SYKES ENTERPRISES, INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME


                                                                 Five Months
                                                 Year Ended         Ended           Year Ended        Year Ended
                                                  July 31,       December 31,      December 31,      December 31,
                                                    1994             1994              1995              1996
                                                 ----------      ------------      ------------      ------------

   Revenues...................................   $  79,752,122   $  41,420,242     $  107,894,184    $  160,010,501
                                                  ------------    ------------      -------------     -------------
   Operating expenses
    Direct salaries and related costs.........      50,832,245      28,300,900         67,492,462        94,829,595
    General and administrative................      27,402,222      11,494,882         35,808,360        51,856,353
                                                  ------------    ------------      -------------     -------------
     Total operating expenses.................      78,234,467      39,795,782        103,300,822       146,685,948
                                                  ------------    ------------      -------------     -------------
   Income from operations.....................       1,517,655       1,624,460          4,593,362        13,324,553
   Other income (expense)
    Interest income...........................         -               -                  -                 945,411
    Interest expense..........................        (491,474)       (292,932)          (963,356)         (789,057)
    Other.....................................         505,344         (70,094)           177,347           492,533
                                                  ------------    ------------      -------------     -------------
     Total other income (expense).............          13,870        (363,026)          (786,009)          648,887
                                                  ------------    ------------      -------------     -------------
   Income before income taxes.................       1,531,525       1,261,434          3,807,353        13,973,440
   Provision for income taxes
    Current...................................         258,277       1,152,320            558,757         5,310,665
    Deferred..................................         806,224        (439,959)         1,255,753           (14,185)
                                                  ------------    ------------      -------------     -------------
     Total provision for income taxes.........       1,064,501         712,361          1,814,510         5,296,480
                                                  ------------    ------------      -------------     -------------
   Net income.................................         467,024         549,073          1,992,843         8,676,960
   Preferred stock dividends..................         -               -                  -                 (47,343)
                                                  ------------    ------------      -------------     -------------
   Net income applicable to
    common shareholders.......................   $     467,024   $     549,073     $    1,992,843    $    8,629,617
                                                  ============    ============      =============     =============

   Pro forma income data (unaudited)
   Income before income taxes.................   $   1,531,525   $   1,261,434     $    3,807,353    $   13,973,440
   Pro forma provision for income taxes
    relating to S corporation.................          39,000          39,000            172,000            67,000
   Actual provision for income taxes..........       1,064,501         712,361          1,814,510         5,296,480
                                                  ------------    ------------      -------------     -------------
     Total provision and pro forma
      provision for income taxes..............       1,103,501         751,361          1,986,510         5,363,480
                                                  ------------    ------------      -------------     -------------
   Pro forma net income.......................         428,024         510,073          1,820,843         8,609,960
   Preferred stock dividends..................         -               -                  -                 (47,343)
                                                  ------------    ------------      -------------     -------------
   Pro forma net income applicable
    to common shareholders....................   $     428,024   $     510,073     $    1,820,843    $    8,562,617
                                                  ============    ============      =============     =============


   Pro forma net income per share.............   $        0.02   $        0.02     $         0.07    $         0.26
                                                  ============    ============      =============     =============

   Pro forma weighted average common and
    common equivalent shares outstanding......      27,790,638      27,790,638         27,790,638        32,416,442
                                                  ============    ============      =============     =============



       See accompanying notes to consolidated financial statements

                        SYKES ENTERPRISES, INCORPORATED
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                                      Accumulated
                                                                                                                        Foreign
                                                                       Additional                                      Currency
                                               Common Stock             Paid-In        Retained        Unearned       Translation
                                           Shares        Amount         Capital        Earnings      Compensation     Adjustment
                                           ------        ------        ----------      --------      ------------     -----------

   Balance at August 1, 1993.........    23,929,914    $ 239,299     $   2,374,722    $ 7,367,051    $  (2,721,607)   $   (2,413)
    Contribution to capital..........        -            -                350,000         -                -               -
    Redemption of common stock.......      (545,193)      (5,452)          (94,549)        -                -               -
    Issuance of common stock.........        92,556          926           590,333         -                -               -
    Foreign currency translation
     adjustment......................        -            -                 -             (21,402)          -            (34,355)
    Distribution.....................        -            -                 -              -                -               -
    Unearned employee
     compensation from Employee
     Stock Ownership Plan Trust......        -            -                 -              -              454,015           -
    Net income.......................        -            -                 -             467,024           -               -
                                          ----------     --------     -------------    ----------     -----------      --------
   Balance at July 31, 1994..........     23,477,277      234,773         3,220,506     7,812,673      (2,267,592)      (36,768)
    Issuance of common stock.........        -              -                94,065        -               -               -
    Foreign currency translation
     adjustment......................        -              -               -              -               -             18,689
    Distribution.....................        -              -               -             (51,378)         -               -
    Unearned employee
     compensation from Employee
     Stock Ownership Plan Trust......        -              -               -              -              185,981          -
    Net income.......................        -              -               -             549,073          -               -
                                          ----------     --------     -------------    ----------     -----------      --------
   Balance at December 31, 1994......     23,477,277      234,773         3,314,571     8,310,368      (2,081,611)      (18,079)
    Issuance of common stock.........         62,013          620           102,477        -               -               -
    Repurchase of common stock.......        -              -               (89,128)       -               -               -
    Stock dividend...................        123,104        1,231            (1,231)       -               -               -
    Foreign currency translation
     adjustment......................        -              -               -              -               -            175,809
    Distribution.....................        -              -               -            (311,452)         -               -
    Unearned employee
     compensation from Employee
     Stock Ownership Plan Trust......        -              -                -            -               743,570          -
    Net income.......................        -              -                -          1,992,843          -               -
                                          ----------     --------     -------------    ----------     -----------      --------
   Balance at December 31, 1995......     23,662,394      236,624         3,326,689     9,991,759      (1,338,041)      157,730
    Merger with Sykes Realty, Inc....      1,830,000       18,300           247,266      (827,554)         -               -
    Conversion of redeemable
     preferred stock.................        448,029        4,480         5,371,872    (5,376,352)         -               -
    Issuance of common stock.........      6,427,632       64,277       112,275,824       -                -               -
    Repurchase of common stock.......        -              -              (142,702)      -                -               -
    Three-for-two stock split........      2,952,337       29,523           (29,523)      -                -               -
    Distribution.....................        -              -                -           (590,332)         -               -
    Tax effect of non-qualified
     exercise of stock options.......        -              -             3,866,486       -                -               -
    Foreign currency translation
     adjustment......................        -              -                -            -                -           (166,590)
    Preferred stock dividends........        -              -                -            (47,343)         -               -
    Unearned employee
     compensation from Employee
     Stock Ownership Plan Trust......        -              -                -            -             1,338,041          -
    Net income.......................        -              -                -          8,676,960          -               -
                                           ----------    ---------    -------------    ----------     -----------      --------
   Balance at December 31, 1996......      35,320,392   $  353,204   $  124,915,912   $11,827,138    $     -          $  (8,860)
                                           ==========    =========    =============    ==========     ===========      ========


       See accompanying notes to consolidated financial statements

                       SYKES ENTERPRISES, INCORPORATED
                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        Five Months
                                                      Year Ended           Ended          Year Ended        Year Ended
                                                       July 31,        December 31,      December 31,      December 31,
                                                         1994              1994              1995              1996

   Cash flows from operating activities
    Net income..................................    $    467,024     $    549,073     $   1,992,843     $   8,676,960
    Depreciation and amortization...............       2,373,735        1,215,551         4,000,338         6,492,336
    Deferred compensation.......................           -                -               949,960             -
    Deferred income taxes.......................         806,224         (439,959)        1,255,753           (14,185)
    ESOP allocation
     (unearned compensation)....................         454,015          185,981           743,570         1,338,041
    Loss (gain) on disposal of property
     and equipment..............................         445,303           36,925            38,022           (54,717)
    Changes in assets and liabilities
     Receivables, including unbilled............      (2,646,851)        (174,304)       (7,939,794)      (19,225,559)
     Prepaid expenses and other current
      assets....................................      (1,593,032)         522,426           (56,832)         (403,204)
     Deferred charges and other assets..........        (374,467)       1,068,916          (203,357)         (743,451)
     Accounts payable...........................       1,327,646        1,887,035         1,481,045          (936,775)
     Accrued employee compensation and
      benefits..................................         681,818         (159,138)        3,907,546         2,284,379
     Other accrued expenses and current
      liabilities...............................      (1,854,763)         182,394         1,303,489         3,982,392
                                                     -----------      -----------      ------------      ------------
       Net cash provided by
        operating activities....................          86,652        4,874,900         7,472,583         1,396,217
                                                     -----------      -----------      ------------      ------------
   Cash flows from investing activities
    Capital expenditure.........................      (5,872,247)      (7,059,237)      (15,460,780)      (20,919,863)
    Acquisition of business.....................        (104,000)           -                 -                 -
    Proceeds from sale of property and
     equipment..................................          70,101          211,218           100,402           201,425
                                                     -----------      -----------      ------------      ------------
       Net cash used for investing
        activities..............................      (5,906,146)      (6,848,019)      (15,360,378)      (20,718,438)
                                                     -----------      -----------      ------------      ------------
   Cash flows from financing activities
    Paydowns under revolving line of
     credit agreements..........................     (18,563,000)      (8,123,000)      (32,413,539)      (20,771,718)
    Borrowings under revolving line of
     credit agreements..........................      19,043,000       10,383,000        31,013,422        19,916,835
    Proceeds from issuance of stock.............         941,259           94,064            79,487       112,340,100
    Proceeds from grants........................         700,987        2,567,830         2,603,485         5,263,420
    Proceeds from issuance of long-term
     debt.......................................       3,735,566        2,157,249         6,233,753         1,611,666
    Subsidiary stock redemption.................        (100,000)           -               (65,519)         (142,702)
    Payment of long-term debt...................        (926,220)        (700,735)       (2,287,462)      (11,068,087)
    Dividends paid..............................         (21,402)         (51,378)         (311,452)         (637,675)
                                                     -----------      -----------      ------------      ------------
       Net cash provided by financing
        activities..............................       4,810,190        6,327,030         4,852,175       106,511,839
                                                     -----------      -----------      ------------      ------------
   Adjustment for foreign currency
    translation.................................         (34,355)          18,689           175,809          (166,590)
                                                     -----------      -----------      ------------      ------------
   Net increase (decrease) in cash
     and cash equivalents.......................      (1,043,659)       4,372,600        (2,859,811)       87,023,028
   Cash and cash equivalents - beginning........       2,502,878        1,459,219         5,831,819         2,972,008
                                                     -----------      -----------      ------------      ------------
   Cash and cash equivalents - ending...........    $  1,459,219     $  5,831,819     $   2,972,008     $  89,995,036
                                                     ===========      ===========      ============      ============
   Supplemental disclosures of cash flow
    information:
     Cash paid during the year for:
      Interest..................................    $    494,741     $    361,613     $   1,074,593     $     692,625
      Income taxes..............................    $  1,247,247     $    210,022     $   1,686,658     $   3,885,629



           See accompanying notes to consolidated financial statements

                    SYKES ENTERPRISES, INCORPORATED
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Sykes Enterprises, Incorporated and consolidated subsidiaries (the "Company" or "Sykes") provide comprehensive information technology outsourcing services including information technology support services, consisting of technical product support, help desk services and diagnostic software tools, and information technology development services and solutions, consisting of software design, development, integration and implementation and documentation, foreign language translation and localization services. The Company is also engaged in designing, programming, licensing, installing and supporting hardware and software systems. The Company's services are provided to a wide variety of industries.

   The Company completed business combinations with TAS Telemarketing Gesellschaft fur Kommunikation und Dialog mbH ("TAS I") and TAS Hedi Fabinyi GmbH ("TAS II") on September 26, 1997. These combinations were accounted for utilizing the pooling-of-interests method of accounting, and accordingly the accompanying financial statements have been restated to reflect these acquisitions for all periods presented.

   Unless otherwise noted, all information has been adjusted to retroactively reflect three-for-two stock splits in the form of 50% stock dividends to shareholders of record on July 18, 1996 and May 19, 1997, which was reflected on the Nasdaq National Market on July 29, 1996 and May 29, 1997, respectively.

   Note 1 - Summary of Accounting Policies

   Principles of Consolidation - The consolidated financial statements include the accounts of Sykes Enterprises, Incorporated and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

   Change in Fiscal Year - The Company changed its fiscal year end from July 31 to December 31 effective August 1, 1994. The consolidated statements of income, changes in shareholders' equity and cash flows for the year ended July 31, 1994, the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996 are presented in the accompanying consolidated financial statements.

   Recognition of Revenue - The Company primarily recognizes its revenue as services are performed. Royalty revenue is recognized at the time royalties are earned and the remaining revenue is recognized on fixed price contracts using the percentage-of-completion method of accounting. Adjustments to fixed price contracts and estimated losses, if any, are recorded in the period when such adjustments or losses are known. Software sales are recognized upon shipment.

   Cash and Cash Equivalents - Cash and cash equivalents consist of highly liquid short term investments classified as available for sale as defined under the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1996, cash in the amount of approximately $79,975,000 was held in tax free interest bearing investments, approximately $6,721,000 was held in taxable interest bearing investments, both of which are classified as available for sale, and approximately $136,000 was held in an interest bearing account and pledged as collateral with respect to office space leased in Amsterdam, The Netherlands. It is the Company's intention to continue to maintain the Netherlands' investment throughout the term of the lease.

   Shareholder Payable - The Company recorded a net payable due to its majority shareholder of approximately $645,000 which has been included in accounts payable at December 31, 1995. There was no balance due to the shareholders at December 31, 1996.

   Property and Equipment - Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Improvements to leased premises are amortized over the shorter of the related lease term or the useful lives of the improvements. Cost and related accumulated depreciation on assets retired or disposed of are removed from the accounts and any gains or losses resulting therefrom are credited or charged to income. Depreciation expense was approximately $2,282,000, $1,125,000, $4,000,000 and
   $7,106,000 for the year ended July 31, 1994, the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996, respectively. Property and equipment includes approximately $620,000 of additions included in accounts payable at December 31, 1996. Accordingly, this non-cash transaction has been excluded from the accompanying consolidated statement of cash flows for the year ended December 31, 1996.

   Land received from various governmental agencies under grants is recorded at fair value (as determined by an independent appraiser) at date of grant. During the years ended December 31, 1995 and 1996 the Company recorded approximately $1,824,000 and $317,000, respectively, in land acquisitions as a result of such grants. Accordingly, these non-cash transactions have been excluded from the accompanying consolidated statements of cash flows for the years ended December 31, 1995 and 1996.

   Deferred Charges and Other Assets - Deferred charges and other assets consist primarily of a long-term note receivable, deposits, cash value of officers life insurance, and goodwill and covenants not to compete arising from business acquisitions. These intangible assets are being amortized over periods ranging from two to ten years.

   Impairment of Long-Lived Assets - The Company reviews long-lived assets and certain identifiable intangibles for impairment and writes down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Since adoption, no impairment losses have been recognized.

   Income Taxes - Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

   The Company and its consolidated subsidiaries are either taxed as C corporations or have elected to be taxed as an S corporation under the provisions of the Internal Revenue Code through the effective date of the Company's initial public offering (See Note 15). The Company's affiliate which elected to be taxed as an S corporation terminated its S corporation election during the year ended December 31, 1996 and accordingly became subject to federal and state income taxes.

   Deferred Grants - Grants for relocation and the acquisition of property and equipment are deferred and recognized in income over the corresponding useful lives of their related property and equipment. There are no significant contingencies associated with the grants that would impact the Company's ability to utilize assets received in association with the grants.

   Foreign Currency Translation - The assets and liabilities of the Company's foreign subsidiaries whose functional currency is other than the U.S. Dollar are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses are not included in determining net income, but are accumulated as a separate component of shareholders' equity. Foreign currency translation gains and losses are included in determining net income. Such gains and losses are not material for any period presented.

   Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

   Note 2 - Acquisitions and Mergers

   On July 16, 1996, the Company acquired Datasvar Support AB ("Datasvar") of Stockholm, Sweden in exchange for 370,229 shares of the Company's common stock. Datasvar operates two information technology call centers in Sweden serving the Scandinavian region.

   On August 30, 1996, the Company acquired all of the stock of DiagSoft, Inc. ("DiagSoft") in exchange for 1,012,500 shares of the Company's common stock. DiagSoft develops and markets diagnostic software applications which will enhance the Company's technology support services.

   On March 31, 1997, the Company acquired Info Systems of North Carolina, Inc. ("Info Systems") in exchange for approximately 1.1 million shares of the Company's common stock. Info Systems is engaged in the design, development, licensing and support of information management solutions to the retail, manufacturing and distribution industries.

   On June 16, 1997 the Company acquired all of the stock of Telcare Gesellschaft fur Telekommunikations-Mehrwertdieste mbH ("Telcare") of Wilhelmshaven, Germany, in exchange for 750,000 shares of the Company's common stock. Telcare operates an information technology call center and provides technical product support and service to numerous industries in Germany, and expands the Company's presence in Europe.

   On September 26, 1997, the Company acquired all of the stock of TAS Telemarketing Gesellschaft fur Kommunikation und Dialog mbH ("TAS I") of Bochum, Germany in exchange for 400,000 shares of the Company's common stock. The Company accounted for the acquisition utilizing the pooling-of-interests method of accounting.

   On September 26, 1997 the Company acquired all of the stock of TAS Hedi Fabinyi GmbH ("TAS II") of Stuttgart, Germany, in exchange for 180,000 shares of the Company's common stock. The Company accounted for the acquisition utilizing the pooling-of-interest method of accounting.

   The above transactions have been accounted for as pooling-of-interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of Datasvar, DiagSoft, Info Systems, Telcare, TAS I and TAS II.

   Separate results of operations for the periods prior to the merger with Datasvar, DiagSoft, Info Systems, Telcare, TAS I and TAS II are outlined below:

                                            Year           Five Months
                                            Ended             Ended         Year Ended
                                           July 31,        December 31,     December 31,
                                            1994               1994             1995
                                           --------        ------------     ------------
   Revenue:
    Sykes.........................      $47,661,706        $18,167,860     $   63,096,660
    Datasvar......................        2,659,788          1,486,741          5,341,450
    DiagSoft......................        5,267,840          1,957,912          6,156,524
    Info Systems..................       17,763,005         16,251,585         23,317,923
    Telcare.......................          848,697          1,089,997          3,587,292
    TAS I.........................        4,356,030          1,897,665          4,318,972
    TAS II........................        1,195,056            568,482          2,075,363
                                         ----------         ----------       ------------

   Combined.......................      $79,752,122        $41,420,242      $ 107,894,184
                                         ==========         ==========       ============
   Net income:

    Sykes.........................      $   485,023        $    34,435      $   1,502,946
    Datasvar......................          203,993            (32,243)         1,005,548
    DiagSoft......................          (79,424)          (157,691)          (112,409)
    Info Systems..................          250,662            619,337           (304,526)
    Telcare.......................         (751,524)           138,333           (489,725)
    TAS I.........................          266,453            (56,200)           337,453
    TAS II........................           91,841              3,102             53,556
                                         ----------         ----------       ------------

   Combined.......................      $   467,024        $   549,073      $   1,992,843
                                         ==========         ==========       ============
   Other changes in shareholders'
    equity:
    Sykes.........................      $   291,249        $    (3,185)     $      29,054
    Datasvar......................          (36,266)             6,987            161,721
    DiagSoft......................         (100,000)             -                  -
    Info Systems..................          736,637            207,654            678,051
    Telcare.......................          308,225             91,985             46,912
    TAS I.........................           38,031            (56,358)          (275,691)
    TAS II........................            1,640                274            (18,151)
                                         ----------         ----------       ------------

   Combined.......................      $ 1,239,516        $   247,357      $     621,896
                                         ==========         ==========       ============

   Note 3 - Concentrations of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. With the exception of approximately $4.2 million of receivables from a significant customer (See Note 14), the Company's credit concentrations are limited due to the wide variety of customers and markets into which the Company's services are sold.

   Note 4 - Receivables


   Receivables consist of the following:
                                                              December 31,
                                                        1995               1996
                                                        ----               ----

   Trade accounts receivable.......................  $ 21,834,973      $ 35,363,921
   Unbilled accounts receivable....................     1,222,293         2,843,193
   Notes from officers and related parties.........       190,927            -

   Income tax refund receivable....................        -              1,399,165
   Other...........................................       302,685         3,411,717
                                                      -----------       -----------
                                                       23,550,878        43,017,996
   Less allowance for doubtful accounts............       310,739           269,999
                                                      -----------       -----------
                                                     $ 23,240,139      $ 42,747,997
                                                      ===========       ===========

   Note 5 - Property and Equipment

   Property and equipment consist of the following:
                                                              December 31,
                                                        1995               1996
                                                        ----               ----

   Land............................................  $  2,240,746      $  2,506,421
   Buildings and leasehold improvements............     9,551,526        15,555,635
   Equipment, furniture and fixtures...............    23,439,209        39,088,761
   Transportation equipment........................       676,026           631,092
   Construction in progress........................     1,499,363            -
                                                      -----------       -----------
                                                       37,406,870        57,781,909
   Less accumulated depreciation...................    10,582,232        16,353,398
                                                      -----------       -----------
                                                     $ 26,824,638      $ 41,428,511
                                                      ===========       ===========

   Note 6 - Long-term Debt

   Long-term debt consists of the following:
                                                              December 31,
                                                        1995               1996
                                                        ----               ----

   Revolving term line of credit, $12.0 million
    maximum, interest at prime, collateralized
    by certain receivables, property and equipment
    and intangible assets..........................  $    414,734      $     -

   Bank term note payable, due March 1, 2001,
    interest at prime, collateralized by certain
    receivables, property and equipment
    and intangible assets..........................     7,750,000            -

   Notes payable and capital leases, principal and
    interest payable in monthly installments
    through December 1999, interest at varying
    rates up to prime plus 0.25 percent,
    collateralized by certain receivables
    and equipment..................................     5,490,001         3,343,430
                                                      -----------       -----------
                                                       13,654,735         3,343,430
   Less current portion............................     4,071,207         1,776,724
                                                      -----------       -----------
                                                     $  9,583,528      $  1,566,706
                                                      ===========       ===========

   Future principal maturities subsequent to December 31, 1996 are as follows:

                       1997........................$ 1,776,724
                       1998........................  1,404,202
                       1999........................    162,504
                                                    ----------
                                                   $ 3,343,430
                                                    ==========

   Effective December 31, 1996, the Company entered into an agreement replacing it's previous credit line with an unsecured revolving $25.0 million facility. This new facility accrues borrowings at tiered levels between 125 and 200 basis points above listed Libor pursuant to a defined ratio calculation within the agreement. The facility matures in June 1998, and contains certain covenants associated with tangible net worth, debt and debt funding as defined by the agreement. The Company had no borrowings under this facility at December 31, 1996.

   The Company had a credit facility comprised of $12.0 million revolving line of credit and a term note issued in the original amount of $8.0 million. Borrowings under the credit facility was approximately $8,165,000 at December 31, 1995. The Company extinguished the debt with the proceeds from its initial public offering and had no borrowings under either credit facility at December 31, 1996.

   During 1996, a subsidiary of the Company entered into a $2.0 million and a $1.25 million credit facility. These facilities consisted of a revolving line of credit maturing in November 1997. The Company had no borrowings under either credit facility at December 31, 1996 and both of these credit facilities were canceled subsequent to December 31, 1996.

   Note 7 - Income Taxes

   The components of income before income taxes are as follows:

                                    Year       Five Months
                                    Ended         Ended
                                   July 31,    December 31,       Years Ended December 31,
                                     1994          1994             1995            1996
                                   --------    ------------         ----            ----

   Domestic..................    $ 1,324,009   $ 1,025,388      $ 1,958,008     $ 11,337,945
   Foreign...................        207,516       236,046        1,849,345        2,635,495
                                  ----------    ----------       ----------      -----------
    Total income before
     income taxes............    $ 1,531,525   $ 1,261,434      $ 3,807,353     $ 13,973,440
                                  ==========    ==========       ==========      ===========

   Provision for income taxes consists of the following:

                                       Year        Five Months
                                       Ended         Ended
                                      July 31,     December 31,        Years Ended December 31,
                                       1994           1994              1995            1996
                                      --------     ------------         ----            ----
   Current:
    Federal...................    $  (177,723)    $   756,998      $   (174,520)    $ 3,573,533
    State.....................         22,492         187,078           (35,875)        610,632
    Foreign...................        413,508         208,244           769,152       1,126,500
     Total current provision
      for income taxes........        258,277       1,152,320           558,757       5,310,665

   Deferred:
    Federal...................        808,048        (349,775)        1,054,967          (2,000)
    State.....................         (1,824)        (90,184)          183,006          56,250
    Foreign...................          -               -                17,780         (68,435)
     Total deferred provision
      for income taxes........        806,224        (439,959)        1,255,753         (14,185)

      Total provision for
       income taxes...........    $ 1,064,501     $   712,361      $  1,814,510     $ 5,296,480

   The components of the net deferred tax asset (liability) are as follows:

                                                                           December 31,
                                                                       1995            1996
                                                                       ----            ----
   Current:
   Deferred tax asset:
    Accounts payable...................................            $    428,000     $     -

    Accrued expenses...................................               1,534,000         686,000
    State operating loss carryforward..................                   1,000           -

    Bad debt reserve...................................                   -              15,000
    Other..............................................                  (3,230)         53,000
                                                                    -----------      ----------
     Total current deferred tax asset..................            $  1,959,770     $   754,000
                                                                    -----------      ----------
   Deferred tax liability:
    Receivables........................................            $ (5,337,000)    $     -
    State tax refunds..................................                 (57,000)          -
    Property and equipment.............................                 (44,000)       (149,000)
    Cash to accrual-Section 481 adjustment.............                   -            (277,000)
                                                                    -----------      ----------
     Total current deferred tax liability..............              (5,438,000)       (426,000)
                                                                    -----------      ----------
      Net current deferred tax asset (liability).......            $ (3,478,230)    $   328,000
                                                                    ===========      ==========

                                                                             December 31,
                                                                         1995           1996

   Non-current:
   Deferred tax asset:
    Deferred compensation..............................            $    360,000     $   240,000
    R & D credits......................................                  25,464           -
    Bad debt reserve...................................                  48,566           -
    Accrued expenses...................................                  87,258           3,000
    State operating loss carryforward..................                  37,000           -
    Other..............................................                  34,386           -
     Total non-current deferred tax asset..............            $    592,674     $   243,000

   Deferred tax liability:
    Property and equipment.............................            $   (344,705)    $  (338,000)
    Capitalized software development costs.............                (148,189)          -
    Untaxed reserves - foreign.........................                 (97,318)       (136,000)
    Cash to accrual-Section 481 adjustment.............                   -          (2,903,000)
    Other..............................................                (246,665)       (330,045)
     Total non-current deferred tax liability..........                (836,877)     (3,707,045)
      Net non-current deferred tax liability...........            $   (244,203)    $(3,464,045)


   The corporation has not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations. Undistributed earnings amounted to approximately $2.0 million at December 31, 1996, excluding amounts which, if remitted, generally would result in minimal additional U.S. income taxes because of available foreign tax credits. If the earnings of such foreign subsidiaries were not indefinitely reinvested, a deferred tax liability of approximately $300,000 would have been required.

   In conjunction with the Company's initial public offering, the Company changed its method of accounting for income taxes from the cash basis to the accrual method. The corresponding adjustment will be included in taxable income over a period not to exceed four years.

   The following summarizes the principal differences between income taxes at the federal statutory rate and the effective income tax amounts reflected in the financial statements:

                                              Year        Five Months
                                             Ended          Ended
                                            July 31,      December 31,          Years Ended December 31,
                                              1994            1994               1995              1996
                                            --------      ------------           ----              ----

   Statutory tax........................  $   503,284     $    311,116      $  1,234,150      $  4,246,532
   State income taxes net of federal
    tax benefit.........................       61,479           80,007            66,934           315,883
   Effect of income not subject to
    federal and state income tax........      (13,000)         (21,000)         (155,000)         (284,000)
   Change in state tax rate.........          (67,000)           -                 -                 -
   Foreign taxes, net of foreign income
    not taxed in U.S. ..................      333,453          226,818           233,080           614,065
   Permanent differences................      321,551          178,427           366,555           153,000
   Tax credits..........................      (57,246)         (43,007)          (90,209)            -
   Other................................      (18,020)         (20,000)          159,000           251,000
                                           ----------      -----------       -----------       -----------
     Total provision for income taxes...  $ 1,064,501     $    712,361      $  1,814,510      $  5,296,480
                                           ==========      ===========       ===========       ===========


   The Company is currently under examination by the Internal Revenue Service for tax years ended July 31, 1991 through 1995. The Company has reviewed various matters that are under consideration and believes that it has adequately provided for any liability that may result from this examination. In the opinion of management, any liability that may arise from prior periods as a result of the examination will not have a material effect on the Company's financial condition or results of operations.

   Note 8 - Earnings Per Share

   Primary earnings per share are based on the weighted average number of common shares and common share equivalents outstanding during the periods and assumes, (i) that the redeemable preferred stock was converted at the beginning of each period, or date of issuance, if later, and (ii) that earnings were increased for preferred dividends that would not have been incurred had conversion taken place. Common share equivalents include, when applicable, dilutive stock options using the treasury stock method. Fully diluted earnings per share assumes, in addition to the above, the additional dilutive effect of stock options.

   The numbers of shares used in the earnings per share computation are as follows:

                                               Five Months
                                Year Ended        Ended
                                 July 31,      December 31,     Years Ended December 31,
                                   1994           1994           1995            1996
                                   ----           ----           ----            ----
   Primary
    Weighted average
     common outstanding.......   26,407,393     26,407,393     26,407,393     30,873,384
    Conversion of
     preferred stock..........      672,044        672,044        672,044        227,151
    Stock options.............      711,201        711,201        711,201      1,265,688
                                 ----------     ----------     ----------     ----------
      Total primary...........   27,790,638     27,790,638     27,790,638     32,366,223

   Fully Diluted
    Additional dilution
     of stock options.........        -              -              -             50,219
                                 ----------     ----------     ----------     ----------
      Total fully diluted.....   27,790,638     27,790,638     27,790,638     32,416,442
                                 ==========     ==========     ==========     ==========

   Note 9 - Commitments and Contingencies

   The Company leases certain equipment and buildings under operating leases having terms ranging from one to ten years. The building leases contain up to two five year renewal options.

   Rental expense under operating leases for the year ended July 31, 1994, the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996 was approximately $3,174,000, $1,057,000, $2,275,000 and
   $5,137,000, respectively. Rental expense for an office building leased from the Company's major shareholder, net of subleases was approximately

   $277,000, $45,000, $104,000 and $104,000 for the year ended July 31, 1994, the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996, respectively. The Company has a ten-year operating lease agreement, signed in 1995, with the Company's majority shareholder for its corporate aircraft. The lease expense for 1995 and 1996 was approximately $51,000 and $615,000, respectively.

   The Company has a five year noncancelable sublease agreement with an unrelated tenant for its Charlotte, N.C. facility. The minimum sublease rental amounts the Company is to receive are approximately $181,000, $187,000, and $94,000 for the years ended December 31, 1997 through 1999, respectively.

   The following is a schedule of future minimum rental payments (without regard to the Charlotte, N.C. sublease) under operating leases having a remaining noncancelable term in excess of one year subsequent to December 31, 1996:

                                            Related          Non-Related          Total
   Year                                      Party              Party             Amount
   ----                                     -------          -----------          ------

   1997..............................   $   896,000        $ 2,975,000        $  3,871,000
   1998..............................       896,000          2,336,000           3,232,000
   1999..............................       896,000          1,481,000           2,377,000
   2000..............................       896,000          1,257,000           2,153,000
   2001..............................       896,000          1,000,000           1,896,000
   Thereafter........................     3,207,000              -               3,207,000
                                         ----------         ----------         -----------
    Total minimum payments required..   $ 7,687,000        $ 9,049,000        $ 16,736,000
                                         ==========         ==========         ===========

   The Company from time to time is involved in legal actions arising in the ordinary course of business. With respect to these matters, management believes that it has adequate legal defenses and/or provided adequate accruals for related costs such that the ultimate outcome will not have a material adverse effect on the Company's future financial position.

   Note 10 - Employee Benefit Plans

   The Company maintains a 401(k) plan covering defined employees who meet established eligibility requirements. Under the plan provisions, the Company matches 25% of participant contributions to a maximum matching amount of 1% of participant compensation. Company contributions are funded on a bi-weekly basis. The Company contribution was approximately $129,000, $125,000, $143,000 and $170,000 for the year ended July 31,
   1994, the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996, respectively. In addition, one of the Company's subsidiaries maintains a separate 401(k) plan. There were no Company contributions made to this plan during the periods presented.

   In June 1992, one of the Company's subsidiaries established an Employee Stock Ownership Plan ("ESOP") for the benefit of its employees. In August 1992, the ESOP purchased 249,350 shares of the subsidiary's common stock. In connection with the stock purchase, the subsidiary made a cash contribution of $1.0 million to the ESOP and entered into a note payable of $3,105,000. As the debt was repaid, shares were released from collateral and allocated to active employees, based on the proportion of debt service paid in the current year.

   Note 11 - Public Offerings

   In April 1996, the Company completed its initial public offering for the sale of 4,500,000 shares of common stock. Coincident with such offering, the underwriters of the offering exercised their 15% over-allotment and accordingly an additional 939,978 shares of the Company's common stock were sold by the Company. The Company received approximately $39.7 million from the sale of the shares, net of underwriting discounts and expenses associated with such offering. The proceeds were used to repay all outstanding indebtedness and make capital expenditures, with the remaining balance held for general corporate and working capital purposes.

   In November 1996, the Company completed a secondary offering for the sale of 2,419,980 shares of common stock, inclusive of the underwriters over-allotment option. The Company received approximately $71.5 million from the offering, net of underwriting discounts and expenses. The net proceeds were held for general corporate and working capital purposes.

   Note 12 - Stock Options

   In 1995, the Company granted options to an executive officer to purchase 1,143,000 shares of common stock at $3.02 per share. The Company determined that the price was approximately $0.83 below fair market value at the date of the grant and recognized $949,960 as compensation expense for the year ended December 31, 1995. The options become exercisable three years from the date of grant, except that one-third were exercisable to the extent that the underlying shares were permitted to be included by the underwriters in an underwritten public offering. In November, 1996 the Company completed its secondary public offering and 381,000 of the options granted to the executive officer were exercised and sold in the offering. The remaining 762,000 options expire if not exercised by the tenth anniversary of their grant date.

   Another executive officer was granted options under the Company's 1996 Employee Stock Option Plan to purchase 209,841 shares of the Company's common stock with an exercisable price of (i) 33 1/3% of such shares at $8.00 per share, (ii) 33 1/3% at $7.55 per share, and (iii) 33 1/3% at $6.67 per share. Compensation expense 0of $27,634 is recognized in the general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 1996.

   1996 Employee Stock Option Plan - The Company's 1996 Employee Stock Option Plan (the "Employee Plan") permits the granting of incentive or nonqualified stock options to purchase up to 2,625,000 shares of the Company's common stock at not less than the fair value at the time the options are granted. Certain other officers and employees hold options to purchase additional shares of common stock at a range of $6.67 to $31.27 per share and vest ratably over the three-year period following the date of grant, except for 180,000 options granted to key employees of DiagSoft, all of which are immediately exercisable. All options granted under the Employee Plan expire if not exercised by the tenth anniversary of their grant date.

   Transactions related to the 1996 Employee Stock Option Plan are summarized as follows:

                                                     Shares         Option Price
                                                     ------         ------------
   Outstanding at December 31, 1995............        -
    Granted....................................      973,605      $ 6.67 to $ 31.27
    Exercised..................................        -
    Expired or terminated......................      (71,813)     $ 8.00
                                                     -------
   Outstanding at December 31, 1996............      901,792      $ 6.67 to $ 31.27
                                                     =======



   1996 Non-Employee Director Stock Option Plan - The Company's 1996 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") permits the granting of nonqualified stock options to purchase up to 300,000 shares of the Company's common stock to members of the Board of Directors who are not employees of the Company. Each outside director received options to purchase 7,500 shares of common stock at an exercise price of $12.00 per share and will receive options to purchase 5,000 shares on the day following the annual meeting of shareholders. Thereafter, on the date on which a new outside director is first elected or appointed, he or she will automatically be granted options to purchase 5,000 shares of common stock. All options granted will have an exercise price equal to the then fair market value of the common stock. At December 31, 1996 no options granted were exercisable. All options granted under the Non-Employee
   Plan expire if not exercised by the tenth anniversary of their grant date.

   Transactions related to the 1996 Non-Employee Director Stock Option Plan are summarized as follows:

                                                       Shares        Option   Price
   Outstanding at December 31, 1995............         -
    Granted....................................        56,250           $ 8.00
    Exercised..................................         -
    Expired or terminated......................         -
                                                       ------
   Outstanding at December 31, 1996............        56,250           $ 8.00
                                                       ======

   The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Therefore, no compensation expense has been recognized for stock options granted under its plans. If the Company had elected to recognize compensation expense for stock options based on the fair value at grant date, consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts as follows:


                                      Year      Five Months
                                     Ended         Ended            Years Ended
                                    July 31,    December 31,        December 31,
                                      1994         1994            1995       1996
                                    --------    ------------       ----       ----
                                    ($ in thousands, except per share amounts)

   Pro forma net income
    as reported                     $    428     $   510         $ 1,821     $ 8,610
   Pro forma net income
    as prescribed by SFAS 123       $    428     $   510         $   624     $ 7,231
   Pro forma net income
    per share as reported           $   0.02     $  0.02         $  0.07     $  0.27
   Pro forma net income
    as prescribed by SFAS 123       $   0.02     $  0.02         $  0.02     $  0.22


   The pro forma amounts were determined using the Black-Scholes valuation model with the following key assumptions: (i) a discount rate of 6.0% for 1995 and 1996; (ii) a volatility factor initially based upon the average trading price since the Company's common stock has traded on the Nasdaq National Market; (iii) no dividend yield; and (iv) an average expected option life of approximately 3.5 years.

   Note 13 - International Operations

   The Company's international operations are conducted from offices located in Amsterdam, The Netherlands; Wilhelmshaven, Bochum and Stuttgart Germany; and Sveg, Jarvso, and Stockholm, Sweden. With the exception of the Stockholm office, each facility provides technical support services for regions throughout Europe. The revenue, income before income taxes and total assets of the Company associated with its international operations are as follows:

                                    Year        Five Months
                                    Ended         Ended
                                   July 31,     December 31,      Years Ended December 31,
                                    1994            1994            1995             1996
                                   --------     ------------        ----             ----

   Revenue...................   $ 10,179,929    $ 5,784,566     $ 18,108,550     $ 29,356,835
   Income before
     income taxes............        207,515        236,046        1,849,345        2,644,225
   Total assets..............      5,418,729      7,120,705       11,056,242       14,477,412


   Note 14 - Significant Customers

   Significant customers of the Company comprised 19%, 23%, 22% and 27% of the Company's consolidated revenues for the year ended July 31, 1994, the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996 respectively. Two customers comprised 22% and 19% of the Company's revenues for the years ended December 31, 1995 and 1996, respectively. Revenues from one customer amounted to 19%, 13%, 11% and 8% for the year ended July 31, 1994 the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996, respectively.

   Note 15 - Pro Forma Disclosures

   Preferred Stock - In connection with an agreement entered into in February 1996, the Company's majority shareholder transferred all the newly issued shares of the Company's outstanding preferred stock and all of the outstanding non-voting common stock to a related party. Effective immediately prior to the Company's initial public offering, the preferred stock and non-voting common stock was automatically converted into shares of common stock. These shares were sold in connection with such offering.

   Pro Forma Income Taxes - An affiliate of the Company had elected to be treated as an S corporation for federal and state income tax purposes. As such, the affiliate's taxable income was reported to and subject to tax to the affiliate's shareholder. Prior to the Company's initial public offering, the Company's affiliate terminated its S corporation election and accordingly became subject to federal and state income taxes. The pro forma provision for income taxes reported on the consolidated statements of operations presents federal and state income taxes that would have been incurred if the affiliate had been subject to tax as a C corporation. In addition, the Company changed its method of accounting for income taxes from the cash basis to the accrual method in connection with the offering. The corresponding adjustment will be included in taxable income over a period not to exceed four years.

   Pro Forma Net Income Per Share - In March 1996, the Company was a North Carolina corporation and amended its Articles of Incorporation to authorize the issuance of up to 10,000 shares of $1,000 par value per share preferred stock. At that time, the Company approved a 95-to-1 stock split of all outstanding common stock. Subsequent to the amendment and stock split, the Company changed its state of incorporation from North Carolina to Florida and changed the authorized number of shares of common stock from 100,000 to 50,000,000. As part of the change of state of incorporation, each share of common stock of the North Carolina
   corporation was exchanged for 88 shares    (198 shares as adjusted for a
   three-for-two stock split during 1996 and for a three-for-two stock split during 1997) of common stock of the Company. All applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect these events.

   Weighted average common shares outstanding includes the common share equivalents discussed in Note 8 applying the treasury stock method. In addition, the calculation includes certain preferred stock issued during the year that was converted to common stock immediately prior to the closing of and sold in the Company's initial public offering. Such shares were deemed outstanding for all periods presented.

   In addition, the Company issued 2,745,000 shares of common stock as a result of the merger involving Sykes Realty, Inc. immediately prior to the offering, which shares were deemed outstanding for all periods presented.

   Note 16 - Selected Financial Data

   Effective August 1, 1994, the Company changed its fiscal year end from July 31 to December 31. Accordingly, the financial statements for December 31, 1994 reflect the Company's results of income for a five month period.

   Selected financial data for the twelve months ended December 31, 1994, 1995 and 1996 consists of:

                                                            Years Ended December 31,
                                                      1994            1995             1996
                                                      ----            ----             ----
                                                                  (Unaudited)

   Revenues.....................................  $ 87,426,317    $ 107,894,184    $ 160,010,501
                                                   -----------     ------------     ------------
   Operating expenses:
    Direct salaries and related costs...........    56,943,293       67,492,462       94,829,595
    General and administrative..................    27,450,703       35,808,360       51,856,353
                                                   -----------     ------------     ------------
     Total operating expense....................    84,393,996      103,300,822      146,685,948
                                                   -----------     ------------     ------------
   Income from operations.......................     3,032,321        4,593,362       13,324,553
   Other income (expense)
    Interest....................................      (556,483)        (963,356)         156,354
    Other.......................................       153,084          177,347          492,533
                                                   -----------     ------------     ------------
     Total other income (expense)...............      (403,399)        (786,009)         648,887
                                                   -----------     ------------     ------------
   Income before income taxes...................     2,628,922        3,807,353       13,973,440
   Provision for income taxes...................     1,291,478        1,814,510        5,296,480
                                                   -----------     ------------     ------------
   Net income...................................     1,337,444        1,992,843        8,676,960
   Preferred stock dividends....................         -                -               47,343
                                                   -----------     ------------     ------------
   Net income applicable to common shareholders.  $  1,337,444    $   1,992,843    $   8,629,617
                                                   ===========     ============     ============

   Pro forma income data (unaudited)
   Income before income taxes...................  $  2,628,922    $   3,807,353    $  13,973,440
   Pro forma provision for income taxes
    relating to S corporation...................        39,000          172,000           67,000
   Actual provision for income taxes............     1,291,478        1,814,510        5,296,480
                                                   -----------     ------------     ------------
    Total provision and pro forma provision
     for income taxes...........................     1,330,478        1,986,510        5,363,480
                                                   -----------     ------------     ------------
   Pro forma net income.........................     1,298,444        1,820,843        8,609,960
   Preferred stock dividends....................         -                -              (47,343)
                                                   -----------     ------------     ------------
   Pro forma net income applicable to common
    shareholders................................  $  1,298,444    $   1,820,843    $   8,562,617
                                                   ===========     ============     ============

   Pro forma net income per share...............  $       0.05    $        0.07    $        0.26
                                                   ===========     ============     ============

   Pro forma weighted average common and common
    equivalent shares outstanding...............    27,790,638       27,790,638       32,416,442
                                                   ===========     ============     ============


   Note 17 - Subsequent Events

   Effective January 1, 1997, the Company acquired all of the common stock of Traffic, N.V. of Brussels, Belgium, and certain other assets, for $1.8 million in cash. The transaction will be accounted for under the purchase method of accounting and has been approved by the boards of directors of both companies. Traffic, N.V. specializes in foreign language translation and multi-media documentation development. Pro forma information is not presented, as the operating results are not material to the Company's consolidated results.

   On December 31, 1997, the Company acquired all of the issued and outstanding stock of McQueen International Limited ("McQueen") in exchange for approximately 3.54 million shares of the Company's common stock.
   Under the terms of the agreement, the transaction is to be accounted for utilizing the pooling-of-interests method of accounting. McQueen, a corporation organized and existing under the laws of Scotland, provides inbound call center support and customer service, software fulfillment and foreign language translation and localization services.

                         SYKES ENTERPRISES, INCORPORATED

                SCHEDULE II - VALUATION AND QUALIFIYING ACCOUNTS


                         Allowance for Doubtful Accounts

                                                                    Additional
                                                    Beginning     Charge to Cost                  Ending
                                                     Balance       and Expenses   Deductions(1)   Balance
                                                    ---------     --------------  -------------   -------

   Year ended July 31, 1994......................   $ 225,667     $  24,776       $   -           $ 250,453

   Five months ended December 31, 1994...........     250,453        36,871          94,928         192,396

   Year ended December 31, 1995..................     192,396       251,200         132,857         310,739

   Year ended December 31, 1996..................     310,739        89,681         130,421         269,999



   ________________

   (1) Write-off and recoveries